Exhibit 99.1

CSC Board Announces New Board Member and Declares Quarterly Cash Dividend

TYSONS, Va., Aug. 10, 2016 - CSC (NYSE: CSC) stockholders elected Lizabeth H. Zlatkus to the company’s Board of Directors at the company's annual meeting today. Ms. Zlatkus will serve on the company’s Audit Committee.

“In addition to outstanding leadership skills, Lizabeth brings valuable U.S. and international experience in insurance, finance and accounting, risk and corporate governance,” said Mike Lawrie, CSC chairman, president and CEO. “We are very pleased that she is able to join the CSC board.”

Ms. Zlatkus held many senior leadership positions during her 28-year tenure at The Hartford Financial Services Group, including chief financial officer and chief risk officer, as well as co-president of Hartford Life Insurance Companies. She currently serves on the board of directors at Boston Private Financial Holdings, Inc. and as a director on the board of Legal & General Group, PLC. Ms. Zlatkus also serves as development chair of the Connecticut Science Center Trustee Board.

She previously served as chair of the Pennsylvania State University Business School board. She also served as regulatory chair for the North American Chief Risk Officers Council and was a member of the Hewlett Packard Financial Services board of advisors.

Also today, CSC’s Board of Directors declared a regular quarterly dividend payment for the quarter ending July 1, 2016 of $0.14 per share on the company's Common Stock. The dividend will be paid on October 4, 2016 to stockholders of record at the close of business on August 31, 2016.

About CSC
CSC (NYSE: CSC) leads clients on their digital transformation journeys. The company provides innovative next-generation technology services and solutions that leverage deep industry expertise, global scale, technology independence and an extensive partner community. CSC serves leading commercial and international public sector organizations through the world. CSC is a Fortune 500 company and ranked among the best corporate citizens. For more information, visit the company's website at www.csc.com.

CSC Contacts
· Richard Adamonis, Corporate Media Relations, 862.228.3481, radamonis@csc.com
· Neil DeSilva, Global M&A and Investor Relations, 703.245.9700, neildesilva@csc.com